NEWS RELEASE                                                   EXHIBIT 99.44


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE


                CENTURY REALTY TRUST SELLS RESTAURANT PROPERTY

          On May 1, 2006, the Trust sold, for $800,000, a restaurant property located near Orlando, Florida, that it had owned since 1979 to the lessee/ operator of the restaurant. The property, when sold, was operating as a Miami Subs restaurant under a net lease that was scheduled to expire July 31, 2006.

          The selling price for the restaurant property, less expenses of sale, exceeded its carrying value for both financial and tax reporting purposes by approximately $650,000. It is the policy of the Trust to distribute to shareholders gains realized on the sale of investments that are recognized for tax purposes. The Board of Trustees will determine the amount and timing of all cash distributions.

          Century Realty Trust is a real estate investment trust based in Indianapolis, IN. Century has 1,806,324 outstanding shares traded on the NASDAQ SmallCap market under the symbol CRLTS.





Indianapolis, IN, May 4, 2006